Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145063 on Form S-3 and in Registration Statement Nos. 33-58909, 33-53235, 33-64077, 333-13605, 333-120670, 333-118207, 333-124537, 333-140559, 333-140561, and 333-140562 on Form S-8 of PPG Industries, Inc. of our report dated February 19, 2008, relating to the consolidated financial statements of SigmaKalon (BC) Holdco B.V., which appears in Amendment No. 1 to the Current Report on Form 8-K/A of PPG Industries, Inc. We also consent to the reference to us under the heading “Experts”, which is incorporated by reference in registration statement No. 333-145063 on Form S-3.

Amsterdam, 29 February 2008

PricewaterhouseCoopers Accountants N.V.

/s/ L.H.J. Oosterloo RA
L.H.J. Oosterloo RA